March 10, 2016


Securities and Exchange Commission
450 - Fifth Street - N.W.
Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company, acting singly, to execute and file with you on my behalf future Forms 3, 4 and 5 respecting my holdings of equity securities of The Clorox Company:

Laura Stein, Executive Vice President - General Counsel
Angela Hilt, Vice President - Corporate Secretary & Associate General Counsel Jinho Joo, Senior Corporate Counsel
Cheryl Brice, Legal Specialist and Assistant Secretary


Sincerely,

/s/ Kirsten Marriner
Name:  Kirsten Marriner
Title:    SVP - Chief People Officer